SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549
                                   ----------------

                                    SCHEDULE 13G
                                   (RULE 13D-102)

               INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO RULE 13d-1(b), (c) AND (d) AND AMENDMENT THERETO FILED PURSUANT
                                  TO RULE 13D-2(B)
                                    ------------
                        ValCom, Inc,
-----------------------------------------------------------------------------
                                  (Name of Issuer)
       Common Stock                              91888T 20 1
------------------------------              ---------------------------------
(Title of class of securities)                  (CUSIP number)

                                 March 6, 2002
-----------------------------------------------------------------------------
              (Date of Event, Which Requires Filing of This Statement)


          Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               [_]     Rule 13d-1 (b)

               [X]     Rule 13d-1 (c)

               [ ]     Rule 13d-1 (d)

                - ---------------------

* The remainder of this cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities and Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of that Act but shall be subject to all other provisions of the Act (however, see the Notes).






CUSIP No. 91888T 20 1                   13G                    Page 2 of 5 Pages
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   1.  NAME OF REPORTING PERSON(S) Clay Harrison

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S) ###-##-####

--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]

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   3.  SEC USE ONLY



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   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

       American (USA)
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            970,000 (includes 600,000 shares of series C Preferred
                       Stock)
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             970,000 (includes 600,000 shares of series C Preferred
                       Stock)
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       0
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       970,000 (includes 600,000 shares of series C Preferred
                Stock)
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       7.5%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!





                                       13G                   Page 3 of 5 Pages


Item 1.     (a)   Name of Issuer:
                  ValCom, Inc.
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:
                  26030 Avenue Hall, Studio #5 Valencia, California 91355
                  --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:
                  Clay Harrison
                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:
                  26030 Avenue Hall, Valencia, California 91355
                  --------------------------------------------------------------
            (c)   Citizenship: American (USA)

                  --------------------------------------------------------------
            (d)   Title of Class of Securities:
                  Common
                  --------------------------------------------------------------
            (e)   CUSIP Number: 91888T 20 1

                  --------------------------------------------------------------
Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            Not Applicable






                                      13-G                   Page 4 of 5 Pages

Item 4.     Ownership.

            If more than five percent of the class is owned, indicate:

           (a) Amount beneficially owned: 970,000
                                          --------------------,

           (b) Percent of class:  7.5%
                                 -----------------------------,
    (c) Number of shares as to which the person has:

       (i)    sole power to vote_970,000__________.
       (ii) shared power to vote or to direct the vote_______.
       (iii)   sole power to dispose of to direct the
                         disposition of 970,000
               (iv) shared power to dispose or to direct the
                         disposition of__.

Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable.

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable.

Item 9.     Notice of Dissolution of Group.

            Not Applicable.

Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.







                                  Signature.


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             September 13, 2002
                                             ----------------------------------
                                                           Date

                                             /s/ Clay Harrison

                                             ----------------------------------
                                                         Signature

                                      Clay Harrison
                                             ----------------------------------
                                                        (Name/Title)


* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).